FORM OF WARRANT AGREEMENT	EXHIBIT (d)(3)

WARRANT AGREEMENT

BY AND BETWEEN

EVERCORE INVESTMENT CORPORATION

(A MARYLAND CORPORATION)

AND

AMERICAN STOCK TRANSFER & TRUST COMPANY,

WARRANT AGENT

WARRANT AGREEMENT (this “Agreement”), dated as of                     , 2004, by and between EVERCORE INVESTMENT CORPORATION, a Maryland corporation (the “Company”), and American Stock Transfer & Trust Company, as warrant agent (hereinafter called the “Warrant Agent”).

WHEREAS, the Company proposes to issue and sell, through an initial public offering (the “Offering”) by Bear, Stearns & Co. Inc. and Lehman Brothers Inc. (the “Representatives”) and certain other registered broker-dealers (the “Underwriters”), pursuant to an Underwriting Agreement dated                     , 2004, an aggregate of up to 18,400,000 Units (the “Unit(s)”) including the 2,400,000 Units issuable pursuant to the over-allotment granted to the Representatives and Underwriters (the “Representative’s Option”), each Unit consisting of one share of common stock, $0.001 par value per share (the “Common Stock”), and one-fourth (1/4) of a Common Stock Purchase Warrant (the “Warrants”), of the Company;

WHEREAS, each whole Warrant will entitle the holder to purchase one share of Common Stock;

WHEREAS, the Warrants will be included in the Units, and will trade with the Common Stock as part of the Units until 4:00 p.m. on                     , 2004 when the Common Stock will detach from the Warrants and each will trade separately;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. APPOINTMENT OF WARRANT AGENT. The Company hereby appoints the Warrant Agent to act as Warrant Agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

SECTION 2. FORM OF WARRANT. The text of the Warrants and of the form of election to purchase Common Stock to be printed on the reverse thereof shall be substantially as set forth in Exhibit A attached hereto. Each whole Warrant shall entitle the registered holder

thereof to purchase one share of Common Stock at an exercise price of $14.75 (the “Warrant Exercise Price”), at any time from                     , 2004 until 4:00 p.m. eastern time, on                     , 2009. The Warrant Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, all as hereinafter provided. The Warrants shall be executed on behalf of the Company by the manual or facsimile signature of the present or any future President or Vice President of the Company, and attested to by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of the Company. Warrants shall be dated as of the issuance by the Warrant Agent upon the earlier of the initial issuance or upon partial exercise, exchange or, subject to the limitations set forth herein, transfer. In the event the aforesaid expiration dates of the Warrants fall on a Saturday or Sunday, or on a legal holiday on which The NASDAQ National Market is closed, then the Warrants shall expire at 4:00 p.m. eastern time on the next succeeding business day.

SECTION 3. COUNTERSIGNATURE AND REGISTRATION. The Warrant Agent shall maintain books for the registration and, subject to the limitations set forth herein, transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof. The Warrants shall be countersigned manually or by facsimile by the Warrant Agent (or by any successor to the Warrant Agent then acting as warrant agent under this Agreement) and shall not be valid for any purpose unless so countersigned. The Warrants may, however, be so countersigned by the Warrant Agent (or by its successor as Warrant Agent) and be delivered by the Warrant Agent, notwithstanding that the persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature or delivery.

SECTION 4. TRANSFERS AND EXCHANGES OF WARRANTS. Until 4:00 p.m. eastern time on                     , 2004, the Warrants may only be transferred as part of a Unit attached to the Common Stock, where each Unit consists of one share of Common Stock and 0.25 Warrants. After 4:00 p.m. eastern time on                     , 2004, Warrants may be transferred separately from the Common Stock. Subject to the foregoing limitations, the Warrant Agent shall transfer, from time to time, any outstanding Warrants upon the books to be maintained by the Warrant Agent for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant shall be issued to the transferee and the surrendered Warrant shall be cancelled by the Warrant Agent. Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request. Warrants may be exchanged at the option of the holder thereof, when surrendered at the office of the Warrant Agent, for another Warrant, or other Warrants of different denominations of like tenor and representing in the aggregate the right to purchase a like number of shares of Common Stock.

SECTION 5. EXERCISE OF WARRANTS. Subject to the provisions of this Agreement, each registered holder of Warrants shall have the right, which may be exercised commencing at the opening of the business on [                    ], 2004, to purchase from the Company (and the Company shall instruct the Warrant Agent to issue to such registered holder of Warrants) the number of fully paid and non-assessable shares of Common Stock specified in such Warrants upon surrender of such Warrants to the Company at the office of the Warrant

Agent, with the form of election to purchase on the reverse thereof duly filled in and signed, and upon payment to the Company of the Warrant Price (as defined in Section 9 hereof), determined in accordance with the provisions of Sections 9 and 10 of this Agreement, for the number of shares of Common Stock in respect of which such Warrants are then exercised.

Payment of such Warrant Price shall be made in cash or by certified check or bank draft to the order of the Company. Subject to Section 6, upon such surrender of Warrants and payment of the Warrant Price, the Company shall instruct the Warrant Agent to issue or cause to be issued and cause to be delivered with all reasonable dispatch to or upon the written order of the registered holder of such Warrants and, subject to the limitations on transfers set forth in Section 4 hereof, in such name or names as such registered holder shall designate, a certificate or certificates for the number of full shares of Common Stock so purchased upon the exercise of such Warrants. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such shares of Common Stock as of the date of the surrender of such Warrants and payment of the Warrant Price as aforesaid. The rights of purchase represented by the Warrants shall be exercisable, at the election of the registered holders thereof, either as an entirety or from time to time for a portion of the shares specified therein and, in the event that any Warrant is exercised in respect of less than all of the shares of Common Stock specified therein at any time prior to the date of expiration of the Warrants, a new Warrant or Warrants will be issued to the registered holder for the remaining number of shares of Common Stock specified in the Warrant so surrendered, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrants pursuant to the provisions of this Section and of Section 3 of this Agreement and the Company, whenever requested by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

Anything in the foregoing to the contrary notwithstanding, no Warrant will be exercisable unless at the time of exercise a registration statement filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), covering the shares of Common Stock issuable upon exercise of such Warrant and shall have been declared effective, such shares have been so registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Warrant. The Company may suspend use, from time to time, of the registration statement (the “Registration Statement”), and therefore suspend exercises of the Warrants and sales of the Common Stock issuable upon exercise of the Warrants under the Registration Statement, for periods (“blackout period(s)”), if the Board of Directors of the Company determines, in good faith, that is advisable and in the best interests of the Company to suspend such use. In such case, the Company will provide the holders of the Warrants and the Warrant Agent with written notice of such suspension. The cumulative blackout periods in any 12 month period commencing on the closing of the Offering may not exceed an aggregate of 120 days.

The Company may at any time during business hours, examine the records of the Warrant Agent, including its ledger of original Warrant certificates returned to the Warrant Agent upon exercise of Warrants.

SECTION 6. PAYMENT OF TAXES. The Company will pay any documentary stamp taxes attributable to the initial issuance of Common Stock issuable upon the exercise of

Warrants; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of any certificates of shares of Common Stock in a name other than that of the registered holder of Warrants in respect of which such shares are issued, and in such case neither the Company nor the Warrant Agent shall be required to issue or deliver any certificate for shares of Common Stock or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s satisfaction that such tax has been paid.

SECTION 7. MUTILATED OR MISSING WARRANTS. In case any of the Warrants shall be mutilated, lost, stolen or destroyed, the Company may, in its discretion, issue and the Warrant Agent shall countersign and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction and, in case of a lost, stolen or destroyed Warrant, indemnity, if requested, also satisfactory to them. Applicants for such substitute Warrants shall also comply with such other reasonable regulations and pay such reasonable charges as the Company or the Warrant Agent may prescribe.

SECTION 8. RESERVATION OF COMMON STOCK. There have been reserved, and the Company shall at all times keep reserved, out of the authorized and unissued shares of Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the Warrants, and the transfer agent for the shares of Common Stock and every subsequent transfer agent for any shares of the Company’s Common Stock issuable upon the exercise of any of the rights of purchase aforesaid are irrevocably authorized and directed at all times to reserve such number of authorized and unissued shares of Common Stock as shall be required for such purpose. The Company agrees that all shares of Common Stock issued upon exercise of the Warrants and payment of the Warrant Price therefore, shall be, at the time of delivery of the certificates of such shares, validly issued and outstanding, fully paid and nonassessable and listed on any national securities exchange upon which the other shares of Common Stock are then listed. So long as any unexpired Warrants remain outstanding, the Company will file such post-effective amendments to the Registration Statement filed pursuant to the 1933 Act with respect to the Warrants (or other appropriate registration statements or post-effective amendment or supplements) as may be necessary to permit it to deliver to each person exercising a Warrant, a prospectus meeting the requirements of Section 10(a)(3) of the 1933 Act and otherwise complying therewith, and will deliver such prospectus to each such person. To the extent that during any period it is not reasonably likely that the Warrants will be exercised, due to market price or otherwise, the Company need not file such a post-effective amendment during such period.

The Company will keep a copy of this Agreement on file with the transfer agent for the shares of Common Stock and with every subsequent transfer agent for any shares of the Company’s Common Stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is irrevocably authorized to requisition from time to time from such transfer agent stock certificates required to honor outstanding Warrants. The Company will supply such transfer agent with duly executed stock certificates for that purpose. All Warrants surrendered in the exercise of the rights thereby evidenced shall be cancelled by the Warrant

Agent and shall thereafter be delivered to the Company, and such cancelled Warrants shall constitute sufficient evidence of the number of shares of Common Stock which have been issued upon the exercise of such Warrants. Promptly after the date of expiration of the Warrants, the Warrant Agent shall certify to the Company the total aggregate amount of Warrants then outstanding, and thereafter no shares of Common Stock shall be subject to reservation in respect of such Warrants which shall have expired.

SECTION 9. WARRANT PRICE: ADJUSTMENTS.

(a) The price at which each share of Common Stock shall be purchasable upon the exercise of the Warrants shall be $14.75 at any time from [                    ] until 4:00 p.m. eastern time on                     , 2009 or after adjustment, as provided in this Section, shall be such price as so adjusted (the “Warrant Price”).

(b) The Warrant Price shall be subject to adjustment from time to time as follows:

(i) In case the Company shall at any time after the date hereof pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, then upon such dividend or distribution the Warrant Price in effect immediately prior to such dividend or distribution shall forthwith be reduced to a price determined by dividing:

(A) an amount equal to the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution multiplied by the Warrant Price in effect immediately prior to such dividend or distribution, by

(B) the total number of shares of Common Stock outstanding immediately after such issuance or sale.

For the purposes of any computation to be made in accordance with the provisions of this clause:

(i) The following provisions shall be applicable: Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution.

(ii) In case the Company shall at any time subdivide or combine the outstanding Common Stock, the Warrant Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination to the nearest one cent. Any such adjustment shall become effective at the time such subdivision or combination shall become effective.

(iii) Within a reasonable time after the close of each quarterly fiscal period of the Company during which the Warrant Price has been adjusted as herein provided, the Company shall file with the Warrant Agent a certificate signed by the President or Vice President of the Company and by the Treasurer or Assistant Treasurer or the Secretary or an

Assistant Secretary of the Company, showing in detail the facts requiring all such adjustments occurring during such period and the Warrant Price after each such adjustment.

(A) The Warrant Agent shall have no duty with respect to any such certificate filed with it except to keep the same on file and available for inspection by holders of Warrants during reasonable business hours, and the Warrant Agent may conclusively rely upon the latest certificate furnished to it hereunder. The Warrant Agent shall not at any time be under any duty or responsibility to any holder of a Warrant to determine whether any facts exist which may require any adjustment of the Warrant Price, or with respect to the nature or extent of any adjustment of the Warrant Price when made, or with respect to the method employed in making any such adjustment, or with respect to the nature or extent of the property or securities deliverable hereunder. In the absence of a certificate having been furnished, the Warrant Agent may conclusively rely upon the provisions of the Warrants with respect to the Common Stock deliverable upon the exercise of the Warrants and the applicable Warrant Price thereof.

(B) Notwithstanding anything contained herein to the contrary, no adjustment of the Warrant Price shall be made if the amount of such adjustment shall be less than $[            ], but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to not less than $[            ].

(c) In the event that the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock or by a subdivision of the outstanding Common Stock, then, from and after the time at which the adjusted Warrant Price becomes effective pursuant to Subsection (b) of this Section by reason of such dividend or subdivision, the number of shares of Common Stock issuable upon the exercise of each Warrant shall be increased in proportion to such increase in outstanding shares. In the event that the number of shares of Common Stock outstanding is decreased by a combination of the outstanding Common Stock, then, from and after the time at which the adjusted Warrant Price becomes effective pursuant to Subsection (b) of this Section by reason of such combination, the number of shares of Common Stock issuable upon the exercise of each Warrant shall be decreased in proportion to such decrease in the outstanding shares of Common Stock.

(d) In case of any reorganization or reclassification of the issued and outstanding Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination), or in case of any consolidation of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the holder of each Warrant then outstanding shall thereafter have the right to purchase the kind and amount of shares of Common Stock and/or other securities and property receivable upon such reorganization, reclassification, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which the holder of such Warrant shall then be entitled to purchase; such adjustments shall apply with respect to all such changes occurring between the date of this Warrant Agreement and the date of exercise of such Warrant.

(e) Subject to the provisions of this Section 9, in case the Company shall, at any time prior to the exercise of the Warrants, make any distribution of its assets to holders of its Common Stock as a liquidating dividend, then the holder of Warrants who exercises his Warrants after the record date for the determination of those holders of Common Stock entitled to such distribution of assets as a liquidating dividend shall be entitled to receive for the Warrant Price per Warrant, in addition to each share of Common Stock, the amount of such distribution (or, at the option of the Company, a sum equal to the value of any such assets at the time of such distribution as determined by the Board of Directors of the Company in good faith), which would have been payable to such holder had he been the holder of record of the Common Stock receivable upon exercise of his Warrant on the record date for the determination of those entitled to such distribution.

(f) In case of the dissolution, liquidation or winding-up of the Company, all rights under the Warrants shall terminate on a date fixed by the Company, such date to be no earlier than ten (10) days prior to the effectiveness of such dissolution, liquidation or winding-up and not later than five (5) days prior to such effectiveness. Notice of such termination of purchase rights shall be given to the last registered holder of the Warrants, as the same shall appear on the books of the Company maintained by the Warrant Agent, by registered mail at least thirty (30)days prior to such termination date.

(g) In case the Company shall, at any time prior to the expiration of the Warrants and prior to the exercise thereof, offer to the holders of its Common Stock any rights to subscribe for additional shares of any class of the Company, then the Company shall give written notice thereof to the last registered holder thereof not less than thirty (30) days prior to the date on which the books of the Company are closed or a record date is fixed for the determination of the stockholders entitled to such subscription rights. Such notice shall specify the date as to which the books shall be closed or record date fixed with respect to such offer of subscription and the right of the holder thereof to participate in such offer of subscription shall terminate if the Warrant shall not be exercised on or before the date of such closing of the books or such record date.

(h) Any adjustment pursuant to the aforesaid provisions shall be made on the basis of the number of shares of Common Stock which the holder thereof would have been entitled to acquire by the exercise of the Warrant immediately prior to the event giving rise to such adjustment.

(i) Irrespective of any adjustments in the Warrant Price or the number or kind of shares purchasable upon exercise of the Warrants, Warrants previously or thereafter issued may continue to express the same price and number and kind of shares as are stated in the similar Warrants initially issuable pursuant to this Warrant Agreement.

(j) The Company may retain a firm of independent public accountants (who may be any such firm regularly employed by the Company) to make any computation required under this Section, and any certificate setting forth such computation signed by such firm shall be conclusive evidence of the correctness of any computation made under this Section.

(k) If at any time, as a result of an adjustment made pursuant to paragraph (d) above, the holders of a Warrant or Warrants shall become entitled to purchase any securities other than shares of Common Stock, thereafter the number of such securities so purchasable upon exercise of each Warrant and the Warrant Price for such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (b) and (c).

(l) No adjustment to the Purchase Price of the Warrants or to the number of shares of Common Stock purchasable upon the exercise of such Warrants will be made, however under the following circumstances:

(i) upon the sale or exercise of the Warrants; or

(ii) upon purchase of the 2,400,000 Units by the Representatives and Underwriters pursuant to the Representative’s Option as otherwise described in the Company’s prospectus dated                     , 2004; or

(iii) upon exercise or sale of the Warrants issuable upon exercise of the Representative’s Option; or

(iv) upon any amendment to or change in the term of any rights or warrants to subscribe for or purchase, or options for the purchase of Common Stock or convertible securities, including, but not limited to, any extension of any expiration date of any such right, warrant or option, any change in any exercise or purchase price provided for in any such right, warrant or option, any extension of any date through which any convertible securities are convertible into or exchangeable for Common Stock or any change in the rate at which any convertible securities are convertible into or exchangeable for Common Stock.

SECTION 10. FRACTIONAL INTERESTS. The Warrants may only be exercised to purchase full shares of Common Stock and the Company shall not be required to issue fractions of shares of Common Stock on the exercise of Warrants or fractions of a Warrant. However, if a Warrantholder exercises all Warrants then owned of record by him and such exercise would result in the issuance of a fractional share, the Company will pay to such Warrantholder, in lieu of the issuance of any fractional share otherwise issuable, an amount of cash based on the market value of the Common Stock of the Company on the last trading day prior to the exercise date.

SECTION 11. NOTICES TO WARRANTHOLDERS.

(a) Upon any adjustment of the Warrant Price and the number of shares of Common Stock issuable upon exercise of a Warrant, then and in each such case, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Company shall also mail such notice to the holders of the Warrants at their respective addresses appearing in the

Warrant register. Failure to give or mail such notice, or any defect therein, shall not affect the validity of the adjustments.

(b) In case at any time:

(i) the Company shall pay dividends payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock; or

(ii) the Company shall offer for subscription pro rata to all of the holders of its Common Stock any additional shares of stock of any class or other rights; or

(iii) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of substantially all of its assets to another corporation; or

(iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; then in any one or more of such cases, the Company shall give written notice in the manner set forth in Section 11(a) of the date on which (A) a record shall be taken for such dividend, distribution or subscription rights, or (B) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up as the case may be. Such notice shall be given at least thirty (30) days prior to the action in question and not less than thirty (30) days prior to the record date in respect thereof. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any of the matters set forth in this Section 11(b).

(c) The Company shall cause copies of all financial statements and reports, proxy statements and other documents that are sent to its stockholders to be sent by first-class mail, postage prepaid, on the date of mailing to such stockholders, to each registered holder of Warrants at his address appearing in the Warrant register as of the record date for the determination of the stockholders entitled to such documents.

SECTION 12. DISPOSITION OF PROCEEDS ON EXERCISE OF WARRANTS.

(a) The Warrant Agent shall promptly forward to the Company all monies on collected funds on a weekly basis received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of such Warrants.

(b) The Warrant Agent shall keep copies of this Agreement available for inspection by holders of Warrants during normal business hours.

SECTION 13. MERGER OR CONSOLIDATION OR CHANGE OF NAME OF WARRANT AGENT. Any corporation or company which may succeed to the corporate trust business of the Warrant Agent by any merger or consolidation or otherwise shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 16 of this Agreement. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, any of the Warrants shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrants so countersigned.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrants so countersigned. In all such cases such Warrants shall have the full force provided in the Warrants and in the Agreement.

SECTION 14. DUTIES OF WARRANT AGENT. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

(a) The statements of fact and recitals contained herein and in the Warrants shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except as such describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrants except as herein expressly provided.

(b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants in this Agreement or in the Warrants to be complied with by the Company.

(c) The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

(d) The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(e) The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges incurred by the Warrant Agent in the execution of this Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.

(f) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expenses unless the Company or one or more registered holders of Warrants shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred (for which there is no obligation of the Company to do so, except as provided herein) but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights and interests may appear.

(g) The Warrant Agent and any stockholder, director, officer, partner or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(h) The Warrant Agent shall act hereunder solely as agent and its duties shall be determined solely by the provisions hereof.

(i) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, and the Warrant Agent shall not be answerable or accountable for any such attorneys, agents or employees or for any loss to the Company, provided reasonable care had been exercised in the selection and continued employment thereof.

(j) Any request, direction, election, order or demand of the Company shall be sufficiently evidenced by an instrument signed in the name of the Company by its President or a Vice President or its Secretary or an Assistant Secretary or its Treasurer or an Assistant Treasurer (unless other evidence in respect thereof be herein specifically prescribed); and any resolution of the Board of Directors may be evidenced to the Warrant Agent by a copy thereof certified by the Secretary or an Assistant Secretary of the Company.

SECTION 15. CHANGE OF WARRANT AGENT. The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company notice in writing, and to the holders of the Warrants notice by mailing such notice to the holders at their respective addresses appearing on the Warrant register, of such resignation, specifying a date when such resignation shall take effect. The Warrant Agent may be removed by like notice to the Warrant Agent from the Company and the like mailing of notice to the holders of the Warrants. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of action, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant

Agent or after the Company has received such notice from a registered holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the registered holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a bank or trust company, in good standing, incorporated under any state or federal law. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibility as if it had been originally named as Warrant Agent without further act or deed and the former Warrant Agent shall deliver and transfer to the successor Warrant Agent all cancelled Warrants, records and property at the time held by it hereunder, and execute and deliver any further assurance or conveyance necessary for the purpose. Failure to file or mail any notice provided for in this Section, however, or any defect therein, shall not affect the validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

SECTION 16. IDENTITY OF TRANSFER AGENT. Forthwith upon the appointment of any transfer agent for the shares of Common Stock or of any subsequent transfer agent for the shares of Common Stock or other shares of the Company’s Common Stock issuable upon the exercise of the rights of purchase represented by the Warrants, the Company will file with the Warrant Agent a statement setting forth the name and address of such transfer agent.

SECTION 17. NOTICES. Any notice pursuant to this Agreement to be given by the Warrant Agent, or by the registered holder of any Warrant to the Company, shall be sufficiently given if sent by first-class mail, postage prepaid, addressed (until another is filed in writing by the Company with the Warrant Agent) as follows:

Evercore Investment Corporation

100 Wilshire Boulevard, Suite 1230

Santa Monica, California 90401

Attention: James K. Hunt

and a copy thereof to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071

Attention: Dhiya El-Saden, Esq.

Any notice pursuant to this Agreement to be given by the Company or by the registered holder of any Warrant to the Warrant Agent shall be sufficiently given if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) as follows:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, New York 10038

SECTION 18. SUPPLEMENTS AND AMENDMENTS. The Company and the Warrant Agent may from time to time supplement or amend this Agreement in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the Warrants and which shall not adversely affect the interest of the holders of Warrants. In addition, the Board of Directors of the Company reserves the right to amend the terms of the Agreement at its discretion to, among other things, extend the exercise period of the Warrants; provided, however, that no amendment adversely affecting the rights of the holders of Warrants may be made without the approval of the holders of a majority of the affected Warrants and provided further, that no reduction in the number or change in the nature of the securities purchasable upon exercise of the Warrants, no increase in the exercise price, and no acceleration of the expiration date, may be made without the approval of the holders of a majority of the affected Warrants, unless such changes result from the effect of the anti-dilution provisions of the Warrants as contained herein in Section 9.

SECTION 19. NEW YORK CONTRACT. This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of New York and shall be construed in accordance with the laws of New York applicable to agreements to be performed wholly within New York.

SECTION 20. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of the Warrants any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrants.

SECTION 22. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

EVERCORE INVESTMENT CORPORATION

By:
James K. Hunt Chief Executive Officer and President

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:
Name: Title: